Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-31595, No. 333-47123, No. 333-113246, and No. 333-194854 on Form S-8 and No. 333-210659 on Form S-3 of our reports dated October 18, 2016, relating to the consolidated financial statements of Winnebago Industries, Inc. and the effectiveness of Winnebago Industries, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Winnebago Industries, Inc. for the year ended August 27, 2016.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
October 18, 2016